EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 29, 2013 with respect to the unaudited consolidated financial statements of BioAdaptives, Inc for the period ended September 30, 2013.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Kenne Ruan CPA

Kenne Ruan CPA

Woodbridge. CT

November 29, 2013